Exhibit 15

September 4, 2015

To the Board of Directors and Shareholders
of L Brands, Inc.:

We are aware of the incorporation by reference in the following Registration Statements of L Brands, Inc. and, with respect to the Registration Statement on Form S-3 and S-4, in the related Prospectus of L Brands, Inc.:

Registration Statement (Form S-3 ASR No. 333-191968)
Registration Statement (Form S-4 No. 333-163026)
Registration Statement (Form S-8 No. 33-49871)
Registration Statement (Form S-8 No. 333-110465)
Registration Statement (Form S-8 No. 333-04927)
Registration Statement (Form S-8 No. 333-04941)
Registration Statement (Form S-8 No. 333-118407)
Registration Statement (Form S-8 No. 333-161841)
Registration Statement (Form S-8 No. 333-176588);

of our report dated September 4, 2015 relating to the unaudited consolidated interim financial statements of L Brands, Inc. and its subsidiaries that are included in its Form 10-Q for the quarter ended August 1, 2015.

/s/ Ernst & Young LLP

Columbus, Ohio